Putnam GA6 Capital Spectrum Fund, October 31, 2010, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				532
Class B		  		  8
Class C		    		126

72DD2

Class M		     		  7
Class R		     		  0
Class Y		    		873

73A1

Class A				0.206
Class B				0.139
Class C	      		   	0.146

73A2

Class M	      		   	0.175
Class R		 		0.191
Class Y				0.228


74U1
Class A				3,021
Class B				   65
Class C				1,078

74U2

Class M				   47
Class R				    3
Class Y				4,576

74V1

Class A				20.32
Class B				20.27
Class C				20.23

74V2

Class M				20.26
Class R				20.31
Class Y				20.34


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


72U

The figure entered in response to this question is the amortization of offering costs expense for the period. The offering costs have been (fully) amortized over a 12 month period as of May 18, 2010 in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.